Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Flushing Financial Corporation on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Forms S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006, 333-151185, effective May 23, 2008, 333-151187, effective May 23, 2008, 333-163010, effective November 9, 2009, 333-176064, effective August 4, 2011, 333-188776, effective May 22, 2013, and 333-198021, effective August 11, 2014), and on Form S-3 (File No. 333-195182 effective April 25, 2014).

/s/ GRANT THORNTON LLP

New York, New York
March 16, 2015